Exhibit 10.25

January 21, 2020

Jon Douyard

23945 W. Woodway Lane

Woodway, WA 98020

Dear Mr. Douyard,

On behalf of Spartan Motors, Inc. (the “Company”) we would be pleased if you would join our Spartan Motors team.

This letter is to confirm an offer of employment with the Company in the position Chief Financial Officer, reporting to Daryl Adams, President and CEO. This is a Section 16 Executive Officer position.

The following outlines the components of our offer of employment:

1. Base Salary - Your bi-weekly base salary will be $16,346.15 which annualized equals $425,000.

2. Incentive Compensation - You are approved to participate in the Spartan Motors, Inc., Leadership Team Compensation Plan (the “Plan”), for the current performance year. Participation in one performance year does not guarantee participation in a subsequent performance year, as the Plan is discretionary as approved by the President and Chief Executive Officer and Human Resources & Compensation Committee (the “Committee”). There are two sub-elements of the Plan as set forth below:

a. Annual Incentive Compensation Element of the Plan - This incentive bonus is based upon the Company’s overall financial performance, and performance relative to operational objectives. The target level for this bonus in your position (Tier 1) is 60% of your annual base salary. The actual payout depends on the company’s financial performance and your individual achievement of goals and objectives.

b. Long-Term Incentive Compensation Element of the Plan - Discretionary equity awards are to be granted by the Committee on an annual basis. Restricted Stock Unit (“RSU”) and Performance Stock Unit (“PSU”) grants are awarded solely within the discretion of the Committee, and are not guaranteed.

Your Long-Term Incentive Compensation is based on your level within the Plan. For your position, the Long-Term Compensation Bonus Target Percentage is 100% of your annual base salary. Notwithstanding the foregoing, the final Long-Term Compensation Bonus Percentage is subject to annual review, approval and discretion by the Committee.

The grants described above are subject to the terms of the Plan and applicable award agreements.

3. Sign-on Bonus Equity - You will receive a sign-on bonus of 20,000 shares of Spartan Motors Restricted Stock (“RS”) which will be granted effective on or around your start date (subject to start date no later than end March). These shares will be subject to pro-rata vesting with three tranches vesting 33% per year for the three (3) years following the award. In order to receive each tranche of restricted shares, you must be employed at the time of vesting. The grants described above are subject to the terms of the Plan and applicable award agreements.

Sign-on Bonus Cash - You will receive a sign-on bonus in cash of $175,000 (gross) which will be paid between 1 January 2021 and 31 January 2021. If you are separated from the company with cause or resign your employment, the cash portion of the sign-on bonus is subject to repayment by you to the company as follows: (1) if such separation or resignation occurs within one year or less, you must repay the entire amount of the bonus; or (2) if such separation or resignation occurs within two years or less, but after you have been employed for more than one year, you must repay one-half of the amount of the bonus. If repayment is necessary, such amount shall be paid in cash to the company within 10 days after demand.

4. Vacation - You will receive four (4) weeks of vacation annually. Spartan’s vacation accrual starts on January 1, and ends on December 31, of the calendar year. You will accrue at 3.08 hours per week. If your employment ends within one year of your date of hire (with or without cause), you will not be paid for unused vacation.

5. Health and Welfare Benefits - You also may elect selected medical benefits upon your date of hire, subject to a customary waiting period. Spartan Motors offers one PPO plan and two different High Deductible Plans with optional HSAs. There are also dental and vision plans available in addition to the health plan offerings. A brochure of Company benefits offerings will be provided.

As a Section 16 Officer, you may also elect to have Executive Concierge Medical & Supplemental Benefits.

6. Retirement Plan - You will also be automatically enrolled at 3% in the Spartan Motors Retirement Plan, a 401(k) Plan, the first day of the month following sixty (60) days of employment. Spartan Motors matches 50% of the associate’s contribution up to the first 6%. If you have an existing balance in a 401(k) plan and wish to roll it over, information can be obtained from our Human Resources Department.

7. Non-compete - Due to your role within Spartan Motors, your employment will be conditioned upon your signing a standard non-compete agreement with typical covenants no later than your start date.

8. Severance – If you are separated from the Company without cause you will receive a twelve (12) month severance of your then-current base salary pursuant to the Company’s Management Severance Plan. All of the terms regarding severance are set forth in the Management Severance Plan.

9. Relocation – You may elect to receive Executive Relocation reimbursement (with temporary living consideration) benefits up to a value of $150,000 pursuant to the Company Relocation Plan.

This letter is not an employment contract. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause and with or without notice, without liability to you other than as expressly provided in this offer. If you agree to the terms of this offer and commence employment, a contract of employment is not created. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete outline of your offer between you and the Company regarding employment. Although your job duties, title, compensation and benefits, as well as the Company personnel policies and procedures, may change from time to time (subject to your rights hereunder in any such event), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of Management.

By signing this offer, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. While you are a full-time employee of the Company, you will abide by your duty of loyalty to the Company and will devote your full time, energy and attention to the interests of the Company, subject to your devotion of time to manage your personal assets and investments, to participate in charitable, professional and community activities, provided such devotion of time does not materially interfere with your service to the Company.

As we discussed, all of these elements of your offer are subject to you beginning your employment with Spartan Motors on a mutually agreeable date.

Spartan Motors has a Confidentiality Agreement and background check form that will require your signature and this job offer is pending and conditioned on the results of this check.

Spartan Motors, Inc. is a drug-free workplace and tobacco-free campus. In support of these initiatives, you will be subject to random drug testing during the first year of your employment.

The final terms of your employment shall be subject to the advance approval of the Spartan Motors Human Resources and Compensation Committee.

If the above terms and conditions of our offer of employment are acceptable, please place your signature, date below, and return a scanned copy to my attention. Also, please mail the originally signed letter to my attention.

If you have any questions concerning this letter, please do not hesitate to contact me through my contact information previously supplied.

Lastly, in anticipation of your acknowledgment of this offer, we wish you every success as you join the Spartan Motors team. Acknowledgment is requested in accordance with dates that have been discussed with you.

Sincerely,

SPARTAN MOTORS, INC.

/s/ Thomas C. Schultz

By: Thomas C. Schultz

Its: Chief Administrative Officer

Acknowledged and agreed to the 21st day of January, 2020

/s/ Jonathan C. Douyard

Jonathan C. Douyard